Exhibit 10.3

[FACTSET LETTERHEAD]



May 8, 1996

Mr. Ernest S. Wong                                               [FACTSET LOGO]
121 North Chatsworth Avenue
Larchmont, New York 10538

Dear Ernest:

We are delighted that you are joining us. I am convinced that you will fit comfortably into the FactSet culture and will make an important contribution to the growth and the management of the Company. I am therefore pleased to confirm our offer of employment to you for the position of Vice President and Chief Financial Officer for FactSet Research Corporation. Barring unforseen problems we would expect you to start on June 1, 1996.

Your gross annual base salary will be $175,000 to be paid at a bi-weekly rate of $6,730.77. You will be eligible to participate in the Company's annual bonus plan as well as its incentive stock option plan. For the first twelve months of your employment we guarantee a minimum bonus of $50,000 payable no later than May 31, 1997. In all subsequent years, payment will be contingent upon FactSet's meeting its performance goals and upon our appraisal of your contribution to FactSet.

FactSet should like to extend to you a one-time sign-on bonus of $25,000, payable on July 1, 1997.

In addition, we should like to extend to you options on 10,000 shares of FactSet's current stock at the forthcoming public offering price. These shares will soon be split 4-for-1 so that your options will cover 40,000 shares. We also expect to continue the firm's ESOP program for which you will qualify.

You and your dependents will be eligible for our standard employee benefits program immediately upon your joining the firm. To comply with federal law, you will be asked to provide proof of U.S. citizenship.

If FactSet terminates your employment against your will for any reason other than your failure substantially to perform your duties, your being adjudged guilty of a felony by a court of last resort from which there is no appeal, or your material breach of your fiduciary duties to FactSet, FactSet will continue to pay your base salary and standard employee benefits for twelve months from the date of such termination.

If any change in control takes place during your employment with FactSet, and within one year from the date of such change of control your employment is terminated, FactSet will continue to pay your base salary and benefits ratably for two years. A change of control would have taken place for this purpose if any one stockholder owns more FactSet stock than Howard E. Wille and Charles J. Snyder and their respective estates or heirs collectively own; and such shareholder exercizes managerial control of the Company.

Sincerely,

/s/ H. E. Wille
Howard E. Wille
Chairman




/s/ Ernest S. Wong
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Agreement
Ernest S. Wong